EXHIBIT 23.1
CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

We have issued our report dated August 19, 2005, accompanying the consolidated financial statements and schedules incorporated by reference in the Annual Report of STRATTEC SECURITY CORPORATION on Form 10-K for the years ended July 3, 2005 and June 27, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of STRATTEC SECURITY CORPORATION on Forms S-8 (File No. 333-103219, effective February 14, 2003; 333-31002, effective February 24, 2000; 333-45221, effective January 30, 1998; and 333-4300, effective April 29, 1996).
/s/ GRANT THORNTON LLP
Milwaukee, Wisconsin
August 26, 2005